Exhibit 99.1

News Release

MMC ANNOUNCES $500 MILLION

ACCELERATED SHARE REPURCHASE TRANSACTION

NEW YORK, May 11, 2007—Marsh & McLennan Companies, Inc. (MMC) today announced that it has entered into an agreement with a financial institution counterparty to repurchase $500 million worth of outstanding MMC common stock in an accelerated share repurchase transaction. MMC will conduct this transaction pursuant to the Board of Directors’ $500 million share repurchase authorization announced on May 8, 2007. As of April 30, 2007, before giving effect to the repurchase transaction, MMC has 555.4 million shares of common stock outstanding.

“MMC’s improved financial position gives us flexibility to invest in our businesses and return cash to shareholders,” said Michael G. Cherkasky, president and chief executive officer of MMC. “Today’s repurchase agreement, together with the 12 percent dividend increase announced in the first quarter of 2007, illustrates the Board’s and management’s commitment to enhancing shareholder value.”

Under the terms of the agreement, MMC has agreed to repurchase $500 million worth of its outstanding common stock. The total number of shares to be repurchased will be based on the volume-weighted average price of MMC’s stock through a contractually specified averaging period.

Marsh & McLennan Companies, Inc. (MMC) is the world’s premier provider of advice and solutions in risk, strategy and human capital. It is the parent company of Marsh, the world’s leading risk and insurance services firm; Guy Carpenter, the world’s leading risk and reinsurance specialist; Kroll, the world’s leading risk consulting company; Mercer Human Resource Consulting, the world’s leading consultancy in its field; Oliver Wyman, a leading global management consultancy; and Putnam Investments, one of the largest investment management companies in the United States. More than 55,000 employees provide analysis, advice, and transactional capabilities to clients in over 100 countries. Its stock (ticker symbol: MMC) is listed on the New York, Chicago, and London stock exchanges. MMC’s website address is www.mmc.com.

This press release contains “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management’s current views concerning future events or results, use words like “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “intend,” “plan,” “project” and similar terms, and future or conditional tense verbs like “could,” “should,” “will” and “would.” For example, we may use forward-looking statements when addressing topics such as: the timing and expected impact of acquisitions and dispositions; future actions by regulators; the outcome of contingencies; changes in our business strategy; changes in our business practices and methods of generating revenue; the development and performance of our services and products; market and industry conditions, including competitive and pricing trends; changes in the composition or level of MMC’s revenues; our cost structure and the outcome of restructuring and other cost-saving initiatives; share repurchase programs; and MMC’s cash flow and liquidity.

Forward-looking statements are subject to inherent risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements include:

•	the economic and reputational impact of litigation and regulatory proceedings described in the notes to our financial statements;
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the fact that MMC’s agreement to sell Putnam, announced on February 1, 2007, is subject to a number of closing conditions, some of which are outside of MMC’s control, and we cannot be certain that the transaction will close as planned or that the announced sale price will not be adjusted pursuant to the terms of the sale agreement;

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Putnam’s performance between now and the closing of the announced sale later in 2007, including the actual and relative investment performance of Putnam’s mutual funds and institutional and other advisory accounts, Putnam’s net fund flows and the level of Putnam’s assets under management;

•	our ability to effectively deploy MMC’s proceeds from the sale of Putnam, and the timing of our use of those proceeds;

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the fact that our estimate of the dilutive impact of the sale of Putnam on MMC’s future earnings per share is necessarily based on a set of current management assumptions, including assumptions about MMC’s use of sale proceeds and the operating results of Putnam and MMC’s other subsidiaries;

•	our ability to achieve profitable revenue growth in our risk and insurance services segment by providing both traditional insurance brokerage services and additional risk advisory services;
•	our ability to retain existing clients and attract new business, and our ability to retain key employees;
•	revenue fluctuations in risk and insurance services relating to the net effect of new and lost business production and the timing of policy inception dates;
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the impact on risk and insurance services commission revenues of changes in the availability of, and the premiums insurance carriers charge for, insurance and reinsurance products, including the impact on premium rates and market capacity attributable to catastrophic events such as hurricanes;

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the impact on renewals in our risk and insurance services segment of pricing trends in particular insurance markets, fluctuations in the general level of economic activity and decisions by insureds with respect to the level of risk they will self-insure;

•	the impact on our consulting segment of pricing trends, utilization rates, legislative changes affecting client demand, and the general economic environment;
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our ability to implement our restructuring initiatives and otherwise reduce or control expenses and achieve operating efficiencies, including our ability to generate anticipated savings and operational improvements from the actions we announced in September 2006;

•	the impact of competition, including with respect to pricing and the emergence of new competitors;
•	fluctuations in the value of Risk Capital Holdings’ investments;
•	our ability to make strategic acquisitions and dispositions and to integrate, and realize expected synergies, savings or strategic benefits from, the businesses we acquire;
•	our exposure to potential liabilities arising from errors and omissions claims against us;
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our ability to meet our financing needs by generating cash from operations and accessing external financing sources, including the potential impact of rating agency actions on our cost of financing or ability to borrow;

•	the impact on our operating results of foreign exchange fluctuations;
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changes in applicable tax or accounting requirements, including any potential income statement effects from the application of FIN 48 (“Accounting for Uncertainty in Income Taxes”) and SFAS 142 (“Goodwill and Other Intangible Assets”); and

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the impact of, and potential challenges in complying with, legislation and regulation in the jurisdictions in which we operate, particularly given the global scope of our businesses and the possibility of conflicting regulatory requirements across the jurisdictions in which we do business.

The factors identified above are not exhaustive. MMC and its subsidiaries operate in a dynamic business environment in which new risks may emerge frequently. Accordingly, MMC cautions readers not to place undue reliance on its forward-looking statements, which speak only as of the dates on which they are made. MMC undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which it is made. Further information concerning MMC and its businesses, including information about factors that could materially affect our results of operations and financial condition, is contained in MMC’s filings with the Securities and Exchange Commission.